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                                                                   EXHIBIT 10.2

                                   AMENDMENT NO. 5 TO
                                    DAY RUNNER, INC.
                                 1995 STOCK OPTION PLAN


              Section 3 of the Day Runner, Inc. 1995 Stock Option Plan is hereby amended to read in its entirety as follows:

                  "3. SHARES RESERVED. The maximum aggregate number of Shares reserved for issuance pursuant to the Plan shall be 2,400,000 shares or the number of shares of stock to which such shares shall be adjusted as provided in Section 10 of the Plan. Such number of Shares may be set aside out of authorized but unissued Shares not reserved for any other purpose, or out of issued Shares acquired for and held in the treasury of the Company from time to time.

                  Shares subject to, but not sold or issued under, any Option terminating, expiring or canceled for any reason prior to its exercise in full, shall again become available for Options thereafter granted under the Plan, and the same shall not be deemed an increase in the number of Shares reserved for issuance under the Plan. Any Shares which may be tendered, actually or by attestation, by an Optionee as full or partial payment in connection with the exercise of any Option under the Plan shall again be available for Options thereafter granted during the remainder of the term of the Plan."



Dated:  September 30, 1999